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Exhibit 10.5

NEENAH PAPER

SUPPLEMENTAL PENSION PLAN

THIS DOCUMENT CONSTITUTES THE OFFICIAL PLAN DOCUMENT AS
WELL AS THE SUMMARY PLAN DESCRIPTION OF THIS PLAN.

NEENAH PAPER
SUPPLEMENTAL PENSION PLAN

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ARTICLE V PLAN ADMINISTRATIVE COMMITTEE		7
5.1	Plan Administrative Committee	7
5.2	Membership of Committee	7
5.3	Powers	7
5.4	Organization and Procedures	8
5.5	Rules and Decisions	8
5.6	Books and Records	8
5.7	Perpetuation of Plan Administrative Committee	8
5.8	Claims Procedure	8
5.9	Allocation or Reallocation of Fiduciary Responsibilities	10
5.10	Service of Process	10
ARTICLE VI MISCELLANEOUS		10
6.1	Funding	10
6.2	Amendment and Termination	10
6.3	Termination of Pension Plan	10
6.4	Plan Sponsor	10
6.5	Coordination with Pension Plan	10
6.6	Effect of Plan	10
6.7	Offset	10
6.8	Amounts Payable	10
6.9	Rights and Obligations	10
6.10	Notice	10
6.11	Governing Law	11
6.12	Assignment of Rights	11
6.13	Liability	11
ARTICLE VII ERISA RIGHTS		11
ARTICLE VIII GENERAL PLAN INFORMATION		12
8.1	General Plan Information	12

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NEENAH PAPER SUPPLEMENTAL PENSION PLAN

ARTICLE I

INTRODUCTION

1.1
Establishment of the Plan. Neenah Paper, Inc. (the "Company") hereby establishes a supplemental benefits plan for its Employees, to be known as the Neenah Paper Supplemental Pension Plan (the "Plan"), as set forth in this document.

1.2
Background. Effective as of November 30, 2004 (the "Distribution Date"), a spinoff of the Company, then a subsidiary of Kimberly-Clark Corporation, was effectuated by the distribution of Company shares to Kimberly-Clark Corporation's shareholders. In connection with the spinoff transaction, the Company agreed to establish a supplemental pension plan similar to the Supplemental Benefit Plan to the Kimberly-Clark Corporation Pension Plan and the Second Supplemental Benefit Plan to the Kimberly-Clark Corporation Pension Plan for the benefit of certain employees who were hired by the Company.

1.3
Type of Plan. This Plan is intended to be both (i) an unfunded "excess benefit plan" within the meaning of Section 3(36) and 4(b)(5) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and (ii) an unfunded plan of deferred compensation for a select group of management or highly compensated employees, within the meaning of Title I of ERISA.

1.4
Purpose. As an unfunded excess benefit plan and an unfunded plan of deferred compensation, the purpose of this Plan is solely to provide benefits to participants in the Neenah Paper Pension Plan, as amended and restated from time to time (the "Pension Plan"), which exceed the limitation on benefits imposed by Section 415 of the Internal Revenue Code of 1986, or any comparable provision of any future legislation which amends, supplements or supersedes that Section ("Section 415 of the Code"). Additionally, this Plan will provide such benefits in addition to the Pension Plan, which are necessary to fulfill the Pension Plan's intent without regard to Code Section 401(a)(17) or any dollar limit imposed by the Code on the amount of compensation considered under the Pension Plan.

1.5
Effective Date. The effective date of the Plan is December 1, 2004.

ARTICLE II

DEFINITIONS & CONSTRUCTION

        Each term that is used in this Plan and also used in the Pension Plan shall have the same meaning herein as under the Pension Plan.

        Notwithstanding the above, for purposes of this Plan, where the following words and phrases appear in this Plan they shall have the respective meanings set forth below unless the context clearly indicates otherwise:

2.1
Affiliate. The Company and any company, person or organization which, on the date of determination, (A) is a member of a controlled group of corporations (as defined in Code section 414(b)) which includes the Company; (B) is a trade or business (whether or not incorporated) which controls, is controlled by or is under common control with (within the meaning of Code section 414(c)) the Company; (C) is a member of an affiliated service group (as defined in Code section 414(m)) which includes the Company; or (D) is otherwise required to be aggregated with the Company pursuant to Code section 414(o) and regulations promulgated thereunder.

2.2
Benefit. Any benefit payable pursuant to, and determined in accordance with the provisions of this Plan.

2.3
Board. The Board of Directors of Neenah Paper, Inc.

2.4
Change of Control. A Change of Control shall be deemed to have taken place upon:

(A)
Acquisition of Substantial Percentage. The acquisition by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (i) any acquisition by a Person who on the Effective Date is the Beneficial Owner of thirty percent (30%) or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, including without limitation, a public offering of securities, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates, or (v) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (i), (ii), and (iii) of Section 2.4(C) hereof;

(B)
Change in Majority of Board Members. During any period of two consecutive years, individuals who at the beginning of such period constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a Director whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the Directors of the Company or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board;

(C)
Reorganization, Merger or Consolidation. Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of Directors of the Company resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more Affiliates) (the "Successor Entity") in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; and (ii) no Person (excluding any Successor Entity or any employee benefit plan, or related trust, of the Company or such Successor Entity) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso to paragraph (b) of this Section) at the time of the execution of the initial Participation Agreement or of the action of the Board providing for such Business Combination; or

(D)
Liquidation or Dissolution. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.5
Code. The Internal Revenue Code of 1986, as amended from time to time, and as construed and interpreted by valid regulations or rulings issued thereunder.

2.6
Company. Neenah Paper, Inc., a Delaware corporation.

2.7
Distribution Date. November 30, 2004, the date upon which a spinoff of the Company, then a subsidiary of Kimberly-Clark Corporation, was effected through the distribution of Company shares to Kimberly-Clark Corporation's shareholders.

2.8
Earnings. Earnings shall have the same meaning herein as under the Pension Plan. For the purposes of this Plan, however, the Earnings paid to an Employee for a Plan Year in excess of $200,000 (or such limit as adjusted at the same time and in the same manner as under Section 401(a)(17)(B) of the Code for that Plan Year) shall be included in determining the Supplemental Benefit under this Plan.

2.9
Effective Date. December 1, 2004, or with respect to a particular Affiliate, such later date as of which the Plan Administrative Committee deems such Affiliate to be a Participating Employer in the Plan.

2.10
Employee. An Employee as defined in the Schedules to the Pension Plan; provided, notwithstanding any other provision in the Plan, a person whose only relationship to the Plan is that of a leased employee shall not be an Employee and shall not be entitled to benefit under the Plan. For purposes of the preceding sentence, the term "leased employee" means any person (other than an employee of recipient) who pursuant to an agreement between the recipient and any other person (a "leasing organization") has performed services for the recipient (or for the recipient and related persons determined in accordance with section 414(n) of the Code) on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction and control of the recipient.

2.11
Employer. The Company and each Affiliate that the Plan Administrative Committee shall from time to time designate as a Participating Employer for purposes of the Plan as shown in Appendix A of the Pension Plan.

2.12
ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time, and as construed and interpreted by valid regulations or rulings issued thereunder.

2.13
Excess Benefit. The amounts paid to a Pensioner (or such spouse or designated beneficiary, as the case may be) of Disability Benefit, Basic Benefit, Optional Joint and Survivor Benefit, Pensioners Benefit, Survivors Benefit, Optional Years Certain and Life Benefit, Deferred Benefit, Automatic Survivor's Benefit, (all as defined in the Pension Plan) and any other benefits including benefits distributed upon termination of the Plan (as the case may be) as would have been paid to such person under the Pension Plan without regard to the limitation on benefits imposed by Section 415 of the Code, but only to the extent that the amount of such benefits exceeds such limitation.

2.14
Lump Sum Payment. A form of benefit payable as a lump sum cash payment, actuarially determined based on the rate of interest equivalent to the yield on a 20-year Treasury Bond as published in the Federal Reserve Statistical Release for the week that contains the first business day of the month prior to the date such Lump Sum payment is payable under this Plan, or such other rate as determined pursuant to uniform Plan Administrative Committee rules, and the mortality table set forth for determining actuarial equivalent benefits under the Pension Plan, and (i) in the case of a lump sum payment pursuant to Section 4.1(A) of this Plan, based on the Participant's Benefit payable from this plan and his age at the date of such lump sum payment, and (ii) in the case of a lump sum payment pursuant to Section 4.1(B) of this Plan, based on the Participant's Benefit payable under this Plan, the earliest age at which his Benefit from the Pension Plan could commence if he terminated employment, and the early retirement reduction factor applicable at such age of commencement. Notwithstanding the foregoing, the 20-year Treasury Bond yield shall be used in determining a lump sum cash payment so long as such rate is published by the Federal Reserve. In the event that the Federal Reserve ceases to publish the

  20-year Treasury Bond rate, a lump sum cash payment will be actuarially determined based on the rate of interest equivalent to the yield on the longest term Treasury Bond published in the Federal Reserve Statistical Release which is no more than 20-years but not less than for a 10-year term.

2.15
Participant. A participant in this Plan is a Participant in the Pension Plan and

(A)
is eligible to receive an Excess Benefit, pursuant to Section 3.1(A), upon his termination of employment; and/or

(B)
is eligible to receive a Supplemental Benefit, pursuant to Section 3.1(B); except, no individual shall be a Participant herein to the extent that such participation is precluded by an agreement between the Company and such individual or such individual is subject to a separate agreement regarding deferred compensation which provides for similar benefits.

2.16
Participating Employer. An Employer that has been approved by the Plan Administrative Committee as an Employer participating in the Plan. Appendix A to the Pension Plan sets forth a list of Participating Employers and may be amended from time to time by the Plan Administrative Committee without Board action or approval.

2.17
Pension Plan. The Neenah Paper Pension Plan.

2.18
Pensioner. A person whose employment with an Employer has terminated and who is receiving a Benefit from the Pension Plan based upon such employment.

2.19
Plan. This Neenah Paper Supplemental Pension Plan, as amended from time to time.

2.20
Plan Administrative Committee. The committee appointed by the Board to administer and regulate the Plan as provided in Article V of this Plan.

2.21
Plan Year. The short period beginning on December 1, 2004, and ending on December 31, 2004; and thereafter, each twelve calendar month period beginning on January 1 and ending on the following December 31.

2.22
Supplemental Benefit. The Supplemental Benefit shall be the difference between:

(A)
the monthly amount payable under the Pension Plan, which monthly amount shall be calculated (i) without regard to Article XII of the Pension Plan and (ii) using the term Earnings defined as set forth in Section 2.8; less

(B)
the sum of (i) the monthly amount payable under the Pension Plan and (ii) the monthly amount payable as an Excess Benefit under this Plan.

2.23
Timely Elected. Shall mean as follows:

(A)
The Participant has elected to receive a Lump Sum Payment no later than the calendar year prior to the year in which the payments are eligible to commence under the Pension Plan.

(B)
In the event of the death of the Participant who has not commenced payments under this Plan, the Participant's surviving spouse or designated beneficiary, as the case may be, may, with the consent of the Plan Administrative Committee, elect a Lump Sum Payment in writing no later than thirty (30) days after the Participant's date of death.

(C)
In the event that a Participant terminates service due to a Disability as described in the relevant Schedule to the Pension Plan, the Participant may, with the consent of the Plan Administrative Committee, elect a Lump Sum Payment in writing no later than thirty (30) days after the date the Participant is determined to be disabled under the Pension Plan.

        Construction.    Where appearing in the Plan, the masculine shall include the feminine and the plural shall include the singular, unless the context clearly indicates otherwise. The words "hereof,"

"herein," "hereunder" and other similar compounds of the word "here" shall mean and refer to the entire Plan and not to any particular Section or subsection.

ARTICLE III

BENEFITS

3.1
Eligibility.

(A)
Excess Benefit. A Participant in the Pension Plan is eligible to receive an Excess Benefit under this Plan if such Participant

(1)
is entitled to receive benefits under the Pension Plan; and

(2)
would have received additional benefits under the Pension Plan were it not for the limitation on benefits imposed by Section 415 of the Code.

(B)
Supplemental Benefit. A Participant in the Pension Plan is eligible to receive a Supplemental Benefit under this Plan if such Participant

(1)
is a managerial or highly compensated employee of an Employer within the meaning of Title I of ERISA; and

(2)
has earnings in excess of the limit provided under Section 401(a)(17) of the Code for any calendar year in which the Participant participates in the Pension Plan; and

(3)
would have received additional benefits under the Pension Plan were it not for the limitation on benefits imposed by Section 401(a)(17) of the Code.

3.2
Payment of Benefits. All amounts payable to a Participant as an Excess Benefit and Supplemental Benefit shall be paid to such Participant at the same times, on the same terms and conditions, and pursuant to the same elections made by the Employee, as they would have been if paid under the Pension Plan, were it not for the limitations imposed on benefits by Sections 415 and 401(a)(17) of the Code.

ARTICLE IV

LUMP SUM PAYMENTS

4.1
Election. Notwithstanding any other provision of the Pension Plan, a Participant (or surviving spouse or designated beneficiary, as the case may be) shall receive his Benefit payable under Article III as a Lump Sum Payment (subject to any applicable payroll or other taxes required to be withheld) under the following circumstances:

(A)
The Participant (or surviving spouse or designated beneficiary, as the case may be) has Timely Elected to receive such Lump Sum Payment;

(B)
if the Company experiences a Change of Control, the Participant shall, within the time period specified below, receive his or her Benefit as a Lump Sum Payment; or

(C)
in any event, the amount of the Lump Sum Payment is equal to or less than $100,000.

4.2
Timing of Payment. A Lump Sum Payment shall be payable:

(A)
if a Participant has Timely Elected to receive a Lump Sum Payment, then such Lump Sum Payment shall be payable at the same time as payments are eligible to commence under the Pension Plan; and

  (B)
  if a Participant is to receive a Lump Sum Payment pursuant to a Change of Control, then such Lump Sum Payment shall be paid within thirty (30) days of the date of the Change of Control.

4.3
Limitations on Timing of Payment. Notwithstanding anything in the Plan or the Pension Plan to the contrary, any amounts payable to a Participant under the Plan shall be subject to the limitations on timing of payment specified by the American Jobs Creation Act of 2004, and regulations issued thereunder, so that payment shall not be distributed earlier than:

(A)
With respect to a "key employee" as defined in Code Section 416(i) (without regard to paragraph (5) thereof), the date six (6) months after the Participant's date of separation from service with all Affiliates, or with respect to all other Participants, the date of the Participant's separation from service with all Affiliates;

(B)
The date that Participant becomes disabled, as defined below;

(C)
The date of the Participant's death;

(D)
If applicable under the Plan, a fixed date or schedule, if specified under the Pension Plan as of the date that Supplemental Benefits or Excess Benefits accrue under this Plan with respect to the Participant;

(E)
The date on which a Change of Control occurs; or

(F)
If applicable under the Plan, the date of the Participant's unforeseeable emergency.

4.4
Discretion of Plan Administrative Committee. If a Participant (or surviving spouse or designated beneficiary, as the case may be) elects a Lump Sum Payment pursuant to subsection 4.1 (A) above, such election is subject to approval by the Plan Administrative Committee in its sole discretion.

4.5
Penalties. If a Participant (or surviving spouse or designated beneficiary, as the case may be) receives a Lump Sum Payment pursuant to subsection 4.1 (B) above, the Lump Sum Payment shall be reduced for active Employees by a penalty equal to ten percent (10%) of the Benefit otherwise payable and for former Employees (or spouses or designated beneficiaries) by a penalty equal to five percent (5%) of the Benefit otherwise payable. Such penalty shall be permanently forfeited and shall not be paid to, or in respect of, the Employee, former Employee, or spouse or designated beneficiary.

4.6
Form of Benefit. Notwithstanding any other provisions of this Plan to the contrary, except where waived by the Participant's spouse as required under the provisions of the Pension Plan, all Benefits payable to a Participant shall be paid in the same form as the benefits would be payable under the Pension Plan; provided, however, if the amount of the Lump Sum Payment, calculated as if such Participant (or surviving spouse or designated beneficiary, as the case may be) had made an election to receive a Lump Sum Payment at the earliest time that such person could have made an election under subsection 4.1 (A), does not exceed $100,000, then such Lump Sum Payment shall be paid at the earliest time such person could have made an election under subsection 4.1 (A).

4.7
Postponement of Payment. Notwithstanding any other provisions of this Plan to the contrary, in the event that a portion of the Lump Sum Payment due a Participant pursuant to this Article IV would not be deductible by the Company pursuant to Section 162(m) of the Code, the Company, at its discretion, may postpone payment of such amounts to the Participant until such time that the payments would be deductible by the Company; provided, however, that no payment postponed pursuant to this paragraph shall be postponed beyond the first anniversary of the date such Participant terminated employment. Any Lump Sum Payment postponed pursuant to this paragraph shall include interest for the period such Lump Sum Payment is postponed at a rate yielding interest equivalent to the per annum secondary market discount rate for six-month U.S. Treasury Bills as published by the Federal Reserve Board for the calendar week ending prior to January 1 (for interest to be credited for either of the two subsequent fiscal quarters ending March 31 or June 30) or prior to July 1 (for interest to be credited for either of the subsequent fiscal quarters ending on September 30 or December 31), or such other rate as determined pursuant to uniform Plan Administrative Committee rules.

4.8
Additional Accrual. If a Participant has received a Lump Sum Payment pursuant to this Article IV, such Participant may accrue an additional Benefit under this Plan after the date of such Lump Sum Payment, provided, however, that such future participation shall not result in duplication of benefits. Accordingly, if he has received a distribution of a Benefit under the Plan by reason of prior participation, his Benefit shall be reduced by the actuarial equivalent (at the date of the later distribution) of the present value of the Benefit previously paid hereunder.

ARTICLE V

PLAN ADMINISTRATIVE COMMITTEE

5.1
Plan Administrative Committee. The Company may designate one or more persons to serve on the Plan Administrative Committee to carry out its fiduciary responsibility and authority under the Plan (other than to manage and control Plan assets and investment of the assets) and its duties as the plan administrator. The members of the Plan Administrative for this Plan shall be the same as the members of the Plan Administrative Committee for the Pension Plan.

5.2
Membership of Committee.

(A)
The Plan Administrative Committee shall consist of at least three (3) persons who shall be appointed by and serve at the pleasure of the Board.

(B)
The Board shall have the right to remove any member of the Plan Administrative Committee at any time. A member may resign at any time by written resignation to the Board. If a vacancy in the Plan Administrative Committee should occur, a successor may be appointed by the Board.

5.3
Powers. The Plan Administrative Committee shall have all powers specified in the Plan in addition to all other powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the power to construe or interpret the Plan, to determine all questions of eligibility hereunder, to compute and determine the method of payment of Benefits hereunder, to adopt rules and regulations for the operation of the Plan consistent with the Plan's provisions, and to perform such other duties as may be provided under the Plan or as may from time to time be delegated to it by the Board. The Plan Administrative Committee may take such voluntary correction action as it considers necessary or appropriate to remedy any inequity that results from incorrect information received or communicated in good faith or as a consequence of administrative or operational error, including but not limited to reallocation of plan assets, adjustments in amounts of future payments to Participants or beneficiaries and institution of prosecution of actions to recover benefit payments made in error or on the basis of incorrect or incomplete information. The Plan Administrative Committee may prescribe such forms and systems and adopt such rules and actuarial methods and tables as it deems advisable. It may employ such agents, attorneys, accountants, actuaries, medical advisors, or clerical assistants (none of whom need be members of the Plan Administrative Committee) as it deems necessary for the effective exercise of its duties, and may delegate to such agents any power and duties, both ministerial and discretionary, as it may deem necessary and appropriate. The compensation of such agents who are not full-time employees of an Employer shall be fixed by the Plan Administrative Committee within limits set by the Board and shall be paid by the Company as determined by the Plan Administrative Committee.

5.4
Organization and Procedures. The Plan Administrative Committee shall elect one of its members as chairman. Its members shall serve as such without compensation. A majority of the Plan Administrative Committee members shall constitute a quorum. The Plan Administrative Committee may take any action upon a majority vote at any meeting at which a quorum is present, and may take any action without a meeting upon the unanimous written consent of all members. All action by the Plan Administrative Committee shall be evidenced by a certificate signed by a member of the Plan Administrative Committee. The Plan Administrative Committee shall appoint a secretary to the Plan Administrative Committee who need not be a member of the Plan Administrative Committee, and all acts and determinations of the Plan Administrative Committee shall be recorded by the secretary, or under his supervision. All such records, together with such other documents as may be necessary for the administration of the Plan, shall be preserved in the custody of the secretary.

5.5
Rules and Decisions. The Plan Administrative Committee shall have absolute discretion in carrying out its duties under the Plan and its decisions shall be final and binding.

5.6
Books and Records. The records of the Employers shall be conclusive evidence as to all information contained therein with respect to the basis for participation in the Plan and for the calculation of the Benefits. The Plan Administrative Committee shall keep all individual and group records relating to Participants and beneficiaries and all other records necessary for the proper operation of the Plan. Such records shall be made available to the Employers and to each Participant and beneficiary for examination during normal business hours except that a Participant or beneficiary shall examine only such records as pertain exclusively to the examining Participant or beneficiary and the Plan. The Plan Administrative Committee shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code and every other relevant statute, each as amended, and all regulations thereunder. This provision shall not be construed as imposing upon the Plan Administrative Committee the responsibility or authority for the preparation, preservation, publication or filing of any document required to be prepared, preserved or filed by any other named fiduciary to whom such responsibilities are delegated by law or by the Plan.

5.7
Perpetuation of Plan Administrative Committee. In the event that the Company shall for any reason cease to exist, then, unless the Plan is adopted and continued by a successor, the members of the Plan Administrative Committee at that time shall remain in office until the final termination of the Plan, and any vacancies in the membership of the Plan Administrative Committee caused by death, resignation, disability or other cause, shall be filled by the remaining member or members of the Plan Administrative Committee.

5.8
Claims Procedure.

(A)
Authorized Representative. A Participant or beneficiary under the Plan may name an authorized representative to act on his or her behalf under the claims procedures of the Plan, by providing written documentation of such authorization in such form as is acceptable to the Plan Administrative Committee.

(B)
Procedure for Making Initial Claims. Claims for benefits under the Plan may be made by submitting forms to the Plan Administrative Committee pursuant to procedures established by the Plan Administrative Committee from time to time.

  (C)
  Review of Claims for Benefits.

  (1)
  Determination Regarding Initial Claims. If a claim for Plan benefits is denied, the Plan Administrative Committee shall provide a written notice within 90 days to the claimant that contains (i) specific reasons for the denial, (ii) specific references to Plan provisions on which the Plan Administrative Committee based its denial, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary and (iv) a description of the Plan's review procedures and time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

      The notice shall also contain a statement that the claimant may (i) request a review upon written application to the Plan Administrative Committee within 60 days, (ii) submit written comments, documents, records and other information relating to the claim, and (iii) request copies of all documents, records, and other information relevant to the claimant's claim. If a claim is denied because of incomplete information, the notice shall also indicate what additional information is required.

      If additional time is required to make a decision on the claim, the Plan Administrative Committee shall notify the claimant of the delay within the original 90 day period. This notice will also indicate the special circumstances requiring the extension and the date by which a decision is expected. This extension period may not exceed 90 days beyond the end of the first 90-day period.

    (2)
    Appeals. The claimant may appeal a denied claim by submitting a written request for an appeal review to the Plan Administrative Committee. The appeal request must, however, be made within 60 days after the claimant's receipt of notice of the denial of the claim. Pertinent documents may be reviewed in preparing an appeal, and issues and comments may be submitted in writing. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits (as determined under applicable regulations). An appeal shall be given a complete review by the Plan Administrative Committee, taking into account all comments, documents, records and other information submitted by the claimant without regard to whether such information was submitted or considered in the initial benefit determination.

      The Plan Administrative Committee shall review an appeal of a denied claim no later than the date of the next Plan Administrative Committee meeting immediately following such request for review, unless the request for review is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan Administrative Committee's receipt of a request for review. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third meeting of the Plan Administrative Committee following the Plan Administrative Committee's receipt of the request for review. If such an extension of time for review is required because of special circumstances, the Plan Administrative Committee shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Plan Administrative Committee shall notify the claimant of the benefit determination as soon as possible, but not later than 5 days after the benefit determination is made.

5.9
Allocation or Reallocation of Fiduciary Responsibilities. The Plan Administrative Committee may allocate and redelegate the powers and responsibilities specifically delegated to them by the Plan. Any such allocation, delegation or redelegation shall be in writing and shall be filed with and retained by the secretary of the Plan Administrative Committee with the records of the Plan Administrative Committee.

5.10
Service of Process. The Company shall be the designated recipient of service of process with respect to legal actions regarding the Plan.

ARTICLE VI

MISCELLANEOUS

6.1
Funding. This Plan shall not be a funded plan, and the Company shall be under no obligation to set aside any funds for the purpose of making payments under this Plan. Any payments hereunder shall be made out of the general assets of the Employer.

6.2
Amendment and Termination. The Company, by action of the Board, shall have the right at any time to amend this Plan in any respect or to terminate this Plan; provided, however, that no such amendment or termination shall operate to reduce the benefit that has accrued for any Participant who is participating in the Plan nor the payment due to a terminated Participant at the time the amendment or termination is adopted. Continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of the Company.

6.3
Termination of Pension Plan. Subject to the provisions of Section 6.2, this Plan shall terminate when the Pension Plan terminates.

6.4
Plan Sponsor. The Company is the Plan Sponsor and Named Fiduciary of the Plan, within the meaning of ERISA.

6.5
Coordination with Pension Plan. An application or claim for a benefit under the Pension Plan, or an election to receive his benefit in a Lump Sum Payment, shall constitute a claim for a Benefit under this Plan.

6.6
Effect of Plan. Nothing contained herein (a) shall be deemed to exclude a Participant from any compensation, bonus, pension, insurance, termination pay or other benefit to which he otherwise is or might become entitled to as an Employee or (b) shall be construed as conferring upon an Employee the right to continue in the employ of the Company as an executive or in any other capacity.

6.7
Offset. If, at the time payments are to be made hereunder, the Participant or the beneficiary is indebted or obligated to the Company, then the payments remaining to be made to the Participant or the beneficiary may, at the discretion of the Company, be reduced by the amount of such indebtedness or obligation, provided, however, that an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim for such indebtedness or obligation.

6.8
Amounts Payable. Any amounts payable by the Company hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Company for the benefit of its Employees.

6.9
Rights and Obligations. The rights and obligations created hereunder shall be binding on a Participant's heirs, executors and administrators and on the successors and assigns of the Company.

6.10
Notice. Any notice required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, and if given to the Company, delivered to the principal office of the Company, directed to the attention of the Plan Administrative Committee. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

6.11
Governing Law. The Plan shall be construed and governed by the laws of the State of Wisconsin.

6.12
Assignment of Rights. The rights of any Participant under this Plan are personal and may not be assigned, transferred, pledged or encumbered. Any attempt to do so shall be void.

6.13
Liability. Neither the Company, its Employees, agents, any member of the Board, the plan administrator nor the Plan Administrative Committee shall be responsible or liable in any manner to any Participant, beneficiary, or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits or the interpretation and administration of this Plan.

ARTICLE VII

ERISA RIGHTS

        Participants in the Plan are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

  Receive Information About Your Plan and Benefits

  •
  Examine, without charge, at the office of the Plan Administrator and at other specific locations such as worksites and union halls, all documents governing the Plan.

  •
  Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and an updated summary plan description. The Plan Administrator may request a reasonable charge for the copies.

  Prudent Action by Plan Fiduciaries

  In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. No one, including the employer, a union, or any other person, may fire a participant or otherwise discriminate against a participant in any way to prevent that participant from obtaining a pension benefit or exercising your rights under ERISA.

  Enforce Your Rights

  If a claim for a benefit is denied or ignored, in whole or in part, the participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

  Under ERISA, there are steps the participant can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court (although you may be required to complete the Plan's appeals process before a court will hear your claim). In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in a Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

  Assistance with Your Questions

  If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

ARTICLE VIII

GENERAL PLAN INFORMATION

8.1
General Plan Information.

(A)
Name, address and telephone number of Plan Sponsor:

      Neenah Paper, Inc.
      3460 Preston Ridge Road
      Preston Ridge III, Suite 600
      Alpharetta, GA 30005

  (B)
  Employer identification number of Plan Sponsor: 20-1308307

  (C)
  Plan number assigned to the Plan: N01

  (D)
  Type of plan: The Plan consists of an excess benefit plan and a nonqualified supplemental retirement plan.

  (E)
  Form of Plan Administration: Self-administered by the Plan Sponsor.

  (F)
  Name, address and telephone number of the Plan Administrator:

      Neenah Paper, Inc.
      Plan Administrative Committee
      3460 Preston Ridge Road
      Preston Ridge III, Suite 600
      Alpharetta, GA 30005

  (G)
  Service of legal process may also be made upon the Plan Administrator.

  (H)
  Funding Medium: Benefits under the Plan are paid from the general assets of the Plan Sponsor.

        IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer.

NEENAH PAPER, INC.
By:	/s/ RICHARD F. READ
Name:	Richard F. Read
Title:	Vice President of Human Resources
Date:	12/1/2004

QuickLinks

NEENAH PAPER SUPPLEMENTAL PENSION PLAN
TABLE OF CONTENTS
NEENAH PAPER SUPPLEMENTAL PENSION PLAN
ARTICLE I INTRODUCTION
ARTICLE II DEFINITIONS & CONSTRUCTION
ARTICLE III BENEFITS
ARTICLE IV LUMP SUM PAYMENTS
ARTICLE V PLAN ADMINISTRATIVE COMMITTEE
ARTICLE VI MISCELLANEOUS
ARTICLE VII ERISA RIGHTS
ARTICLE VIII GENERAL PLAN INFORMATION